Exhibit 99 - Unaudited pro forma condensed consolidated financial statements

SELF STORAGE GROUP, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Upon receiving the deregistration order from the Securities and Exchange Commission declaring that the Company has ceased to be an investment company, the Company will adopt a different method of accounting and financial reporting. Under this change in accounting principle the Company will report its assets and liabilities at historical costs and its financial statements will be prepared on a consolidated basis to include the financial position, results of operations, and cash flows of the Company and its wholly owned subsidiaries, rather than by  the current investment company fair valuation approach.

The following table presents the Company's pro forma financial position and results of operations after applying the change in accounting principle from fair value accounting to historical cost. The pro forma balance sheet of the Company has been prepared as if the deregistration order was effective on December 31, 2014. The pro forma statement of operations of the Company for the year ended December 31, 2014 assumes that the deregistration order was effective on January 1, 2014.

The pro forma financial statements are based upon available information and upon certain assumptions, as set forth in the notes to the pro forma financial statements that the Company believes are reasonable under the circumstances. The pro forma financial statements consider the Company's change in the method of accounting for its investments in its wholly owned subsidiaries to cost and consolidating the accounts of the subsidiaries with the accounts of the Company. These pro forma financial statements do not purport to represent what the Company's financial position or results of operations would actually have been if the deregistration order in fact had occurred on such dates or at the beginning of such periods or the Company's financial position or results of operations for any future dates or periods.

SELF STORAGE GROUP, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
 December 31, 2014
		Pro Forma Adjustments
	SELF	Self Storage			Pro Forma
	Historical (A)	Properties (B)	Other		Combined
Assets
Self storage properties	$-	$27,377,216			$27,377,216
Less accumulated depreciation	-	(1,001,873)			(1,001,873)
Self storage properties, net	-	26,375,343	-		26,375,343
Investments, at value
Wholly-owned subsidiaries (cost $27,275,000 )	30,830,000	-	(30,830,000)	(C)	-
Unaffiliated issuers (cost $5,946,503)	7,383,682	-	(7,383,682)	(D) (E)	-
Cash / Cash and cash equivalents	29,754	535,385	3,421,192	(D)	3,986,331
Available-for-sale securities	-	-	3,962,490	(E)	3,962,490
Accounts receivable	-	87,996			87,996
Dividends receivable	13,202	-			13,202
Due from wholly-owned subsidiaries	3,372	-	(3,372)	(F)	-
Prepaid expenses	-	122,065			122,065
Other assets	10,195	-			10,195

Total assets	$38,270,205	$27,120,789	$(30,833,372)		$34,557,622

Liabilities
Accounts payable and accrued expenses	$125,223	$308,665	(3,372)	(F)	$430,516
Due to affiliates	44,074	219			44,293
Deferred revenue	-	73,960			73,960

Total liabilities	169,297	382,844	(3,372)		548,769

Net Assets / Stockholders Equity
Capital stock and additional paid in capital	33,159,940	-			33,159,940
Undistributed net investment loss	(97,728)	-	97,728	(G)	-
Net unrealized appreciation on investments and foreign currencies	5,038,696	-	(5,038,696)	(C)	-
Member capital	-	27,275,000	(27,275,000)	(C)	-
Accumulated other comprehensive income	-	-	1,483,696	(E)	1,483,696
Retained earnings (deficit)	-	(537,055)	(97,728)	(G)	(634,783)

Total net assets / stockholders equity	38,100,908	26,737,945	(30,830,000)		34,008,853

Total liabilities and net assets / stockholders equity	$38,270,205	$27,120,789	$(30,833,372)		$34,557,622

See notes to unaudited pro forma condensed consolidated financial statements.

SELF STORAGE GROUP, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
 Year Ended December 31, 2014
		Pro Forma Adjustments
	SELF	Self Storage			Pro Forma
	Historical (AA)	Properties (BB)	Other		Combined
Investment Income / Revenue
Rental revenue	$-	$3,851,751			$3,851,751
Other property related revenue	-	128,109			128,109
Dividends
Wholly-owned subsidiaries	2,178,000		(2,178,000)	(CC)	-
Unaffiliated issuers (net of $2,270 foreign tax withholding)	259,401		(259,401)	(DD)	-

Total investment income / Total revenue	2,437,401	3,979,860	(2,437,401)		3,979,860

Expenses
Property operating expenses	-	1,313,489			1,313,489
Compensation and benefits	778,843	463,870			1,242,713
Depreciation and amortization	-	711,095			711,095
Professional services	-		268,989	(EE)	268,989
General and administrative	-	27,825	165,893	(FF)	193,718
Legal	190,768		(190,768)	(EE)	-
Occupancy and other office expenses	110,396		(110,396)	(FF)	-
Bookkeeping and pricing	84,123		(84,123)	(GG)	-
Directors	39,236		(39,236)	(EE)	-
Auditing	38,985		(38,985)	(EE)	-
Stockholder communications	24,607		(24,607)	(FF)	-
Transfer agent	14,600		(14,600)	(FF)	-
Insurance	13,630		(13,630)	(FF)	-
Custodian	9,815		(9,815)	(GG)	-
Interest on bank credit facility	3,395		(3,395)	(GG)	-
Other	2,660		(2,660)	(FF)	-

Total expenses	1,311,058	2,516,279	(97,333)		3,730,004

Net investment income / Income from operations	1,126,343	1,463,581	(2,340,068)		249,856

Realized and Unrealized Gain (Loss) / Other Income
Dividend income			259,401	(DD)	259,401
Net realized gain on investments in unaffiliated issuers	1,505,832				1,505,832
Net unrealized appreciation
Wholly-owned subsidiaries	3,092,500		(3,092,500)	(HH)	-
Unaffiliated issuers	364,113		(364,113)	(HH)	-

Net realized and unrealized gain / Other income	4,962,445	-	(3,456,613)		1,505,832

Net increase in net assets resulting from operations / Net income before taxes	6,088,788	1,463,581	(5,796,681)		1,755,688
Income taxes (a)	-	27,582			27,582

Net increase in net assets resulting from operations / Net income	$6,088,788	$1,435,999	$(5,796,681)		$1,728,106

Earnings per share					$0.23
Weighted average shares outstanding					7,416,766

(a) As a real estate investment trust ("REIT"), the Company is not subject to federal income tax with respect to that portion of its income which meets certain criteria and is distributed annually to stockholders, however the Company is subject to certain state and local taxes.

See notes to unaudited pro forma condensed consolidated financial statements.

SELF STORAGE GROUP, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

The unaudited pro forma condensed consolidated financial statements included the accounts of the Company and its wholly-owned subsidiaries SSG Bolingbrook LLC ("Bolingbrook"), SSG Dolton LLC ("Dolton"), SSG Merrillville LLC ("Merrillville"), SSG Rochester LLC ("Rochester"), SSG Sadsbury LLC ("Sadsbury"), SSG Summerville I LLC ("Summerville I"), and SSG Summerville II LLC ("Summerville II") (collectively the "Self Storage Properties").

2. ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(A) Historical Statement of Assets and Liabilities. Represents the historical assets and liabilities of the Company as of December 31, 2014.

(B) Represents the combined balance sheets of the Company's wholly-owned subsidiaries as of December 31, 2014.
	Combined
	Balance Sheets	Bolingbrook	Dolton	Merrillville	Rochester	Sadsbury	Summerville I	Summerville II
Assets
Land	$2,661,000	$572,500	$517,500	$486,000	$350,000	$375,000	$230,000	$130,000
Buildings	23,664,107	5,100,246	4,609,608	4,324,608	3,102,193	3,335,666	2,042,975	1,148,811
Improvements and other	1,052,109	55,549	43,188	64,216	208,027	622,218	41,490	17,421

Total self storage properties	27,377,216	5,728,295	5,170,296	4,874,824	3,660,220	4,332,884	2,314,465	1,296,232
Accumulated depreciation	(1,001,873)	(193,110)	(174,425)	(164,827)	(171,472)	(177,422)	(79,732)	(40,885)

Self storage properties, net	26,375,343	5,535,185	4,995,871	4,709,997	3,488,748	4,155,462	2,234,733	1,255,347

Cash and cash equivalents	535,385	180,626	109,258	72,597	127,846	13,153	19,249	12,656
Accounts receivable	87,996	4,713	21,385	28,303	7,630	7,051	11,895	7,019
Prepaid expenses	122,065	5,919	6,902	6,348	57,488	37,704	4,886	2,818

Total assets	$27,120,789	$5,726,443	$5,133,416	$4,817,245	$3,681,712	$4,213,370	$2,270,763	$1,277,840

Liabilities and member capital
Accounts payable and accrued expenses	$308,884	$115,045	$94,820	$68,294	$5,253	$11,712	$8,473	$5,287
Deferred revenue	73,960	13,603	10,732	8,424	13,775	9,833	11,756	5,837

Total liabilities	382,844	128,648	105,552	76,718	19,028	21,545	20,229	11,124

Member Capital
Member capital	27,275,000	5,700,000	5,100,000	4,825,000	3,750,000	4,300,000	2,300,000	1,300,000
Retained earnings (deficit)	(537,055)	(102,205)	(72,136)	(84,473)	(87,316)	(108,175)	(49,466)	(33,284)

Total member capital	26,737,945	5,597,795	5,027,864	4,740,527	3,662,684	4,191,825	2,250,534	1,266,716

Total liabilities and member capital	$27,120,789	$5,726,443	$5,133,416	$4,817,245	$3,681,712	$4,213,370	$2,270,763	$1,277,840

(C) Represents the adjustments for the change in the Company's method of accounting for its wholly-owned subsidiaries upon deregistration from investment company fair value accounting to historical cost basis accounting and consolidating the accounts of the subsidiaries with the accounts of the Company.

(D) Represents the reclassification of the Company's investment in a money market fund which is deemed a cash equivalent to cash and cash equivalents.

(E) Represents the reclassification of common and preferred stock investments in securities to available-for-sale securities. Such investments will be accounted for at fair value with unrealized changes in fair value reflected as a separate component of "Other Comprehensive Income" a component of stockholders' equity.

(F) Represents the elimination of the intercompany balance among the Company and its subsidiaries.

(G) Represents the adjustment to reclassify undistributed net investment loss to pro forma retained earnings (deficit).

SELF STORAGE GROUP, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(AA) Historical Statement of Operations. Represents the historical statement of operations of the Company for the year ended December 31, 2014.

(BB) Represents the combined statements of income of the Company's wholly-owned subsidiaries as of December 31, 2014.
	Combined
	Statements
	of Income	Bolingbrook	Dolton	Merrillville	Rochester	Sadsbury	Summerville I	Summerville II
Revenue
Rental revenue	$3,851,751	$673,951	$650,736	$570,844	$825,962	$538,554	$374,188	$217,516
Other property related revenue	128,109	17,129	27,519	17,415	32,745	19,812	9,263	4,226

Total revenue	3,979,860	691,080	678,255	588,259	858,707	558,366	383,451	221,742

Expenses
Compensation and benefits	463,870	61,670	48,748	54,252	108,202	104,136	68,424	18,438
Property operating expenses	1,313,489	214,672	206,163	126,289	358,819	176,333	146,245	84,968
Depreciation and amortization	711,095	153,986	139,392	133,896	83,818	86,468	69,573	43,962
General and administrative	27,825	1,342	722	76	5,396	19,407	608	274

Total expenses	2,516,279	431,670	395,025	314,513	556,235	386,344	284,850	147,642

Net income before taxes	1,463,581	259,410	283,230	273,746	302,472	172,022	98,601	74,100
Income taxes	27,582	-	-	24,210	-	-	2,023	1,349

Net income	$1,435,999	$259,410	$283,230	$249,536	$302,472	$172,022	$96,578	$72,751

(CC) Represents the adjustment to eliminate the dividends paid to the Company by its wholly-owned subsidiaries.

(DD) Represents the reclassification of dividend income to Other Income.

(EE) Represents the reclassification of the following historical expenses of the Company incurred for the year ended December 31, 2014 to Professional services.

Professional services	$268,989
Legal	190,768
Directors	39,236
Auditing	38,985

(FF) Represents the reclassification of the following historical expenses of the Company incurred for the year ended December 31, 2014 to General and administrative.

General and administrative	$165,893
Occupancy and other office expenses	110,396
Stockholder communications	24,607
Transfer agent	14,600
Insurance	13,630
Other	2,660

(GG) Represents the adjustment to eliminate the expenses which are attributable to the Company operating as an investment company.

(HH) Represents the adjustment to net unrealized appreciation to remove the income statement effect that was previously recorded by the Company under its existing accounting policy, assuming that the combined entity had followed historical cost basis of accounting for the period. Available-for-sale securities would have been accounted for at fair value with unrealized changes in fair value recorded as a separate component of "other comprehensive income", a component of stockholders' equity.